SHARE EXCHANGE AGREEMENT

dated as of

November 9, 2002

by and between

P. LEE HALAVAIS (SELLER)

and

ROYAL GOLD, INC. (BUYER)

Page
ARTICLE I	DEFINITIONS.................................................................................	1
1.1	Specific Definitions...........................................................................	1
ARTICLE II	SALE AND TRANSFER OF SHARES; CLOSING....................	4
2.1	Shares.................................................................................................	4
2.2	Closing...............................................................................................	4
2.3	Closing Obligations...........................................................................	4
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER............................................................................	5
3.1	Ownership of Stock...........................................................................	5
3.2	Authorization, etc..............................................................................	6
3.3	No Approvals or Conflicts.................................................................	6
3.4	Litigation...........................................................................................	6
3.5	Relationships with High Desert.........................................................	6
3.6	Subsidiaries........................................................................................	7
3.7	Title to Assets....................................................................................	7
3.8	Liabilities...........................................................................................	7
3.9	Agreements........................................................................................	7
3.10	Brokers' or Other Fees.......................................................................	8
3.11	Employee Benefit Plans.....................................................................	8
3.12	Disclosure..........................................................................................	8
3.13	Residency...........................................................................................	8
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER........	8
4.1	Authorization, etc..............................................................................	8
4.2	No Approvals or Conflicts.................................................................	9
4.3	Litigation...........................................................................................	9
4.4	No Brokers' or Other Fees.................................................................	9
4.5	Royal Gold Financial Statements......................................................	9
4.6	Capitalization.....................................................................................	9
4.7	Shares To Be Issued..........................................................................	10
4.8	Charter and Bylaws...........................................................................	10
4.9	Disclosure..........................................................................................	10
4.10	Residency...........................................................................................	10
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Page
ARTICLE V	COVENANTS AND AGREEMENTS...........................................	10
5.1	Additional Agreements......................................................................	10
5.2	Governmental Filings........................................................................	10
5.3	Prospectus Supplement......................................................................	10
5.4	Access to Books and Records............................................................	11
5.5	Confidentiality...................................................................................	11
5.6	Merger Following Share Exchange...................................................	12
5.7	Conduct of Business After Execution of Agreement........................	13
5.8	Obligations Under Billson/Houghton Settlement Agreement...........	13
5.9	Sale of Shares Following the Closing................................................	13
ARTICLE VI	CONDITIONS.................................................................................	13
6.1	Conditions to the Obligations of Each Party.....................................	13
6.2	Conditions to the Obligations of Buyer.............................................	14
6.3	Conditions to the Obligations of Stockholder...................................	15
ARTICLE VII	INDEMNIFICATION OF BUYER AND THE STOCKHOLDER............................................................................	15
7.1	Indemnification of Buyer...................................................................	15
7.2	Indemnification of the Stockholder...................................................	16
7.3	Indemnification of Director...............................................................	17
7.4	Cooperation.......................................................................................	17
ARTICLE VIII	TERMINATION..............................................................................	19
8.1	Termination.......................................................................................	19
8.2	Effect of Termination........................................................................	19
ARTICLE IX	MISCELLANEOUS........................................................................	19
9.1	Fees and Expenses.............................................................................	19
9.2	Governing Law..................................................................................	19
9.3	Amendment.......................................................................................	19
9.4	Successors and Assigns; Assignment................................................	20
9.5	Waiver...............................................................................................	20
9.6	Survival of Representations and Warranties.....................................	20
9.7	Notices...............................................................................................	20
9.8	Interpretation.....................................................................................	21
9.9	Complete Agreement.........................................................................	21
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Page
9.10	Counterparts.......................................................................................	21
9.11	Headings............................................................................................	21
9.12	Severability........................................................................................	21
9.13	Third Parties......................................................................................	22
9.14	Resolution of Disputes.......................................................................	22
9.15	Further Assurances............................................................................	23
9.16	Submission to Jurisdiction; Waivers.................................................	23
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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement"), dated as of November 9, 2002, is by and between Royal Gold, Inc., a Delaware corporation ("Buyer"), and P. Lee Halavais (the "Stockholder").

RECITALS

     WHEREAS, Stockholder is the owner (or at the Closing referred to in Section 2.2 will be the owner) of 49,371,193 shares (the "Shares") of High Desert Mineral Resources, Inc., a Delaware corporation ("High Desert"), comprising 93.3 % of the issued and outstanding shares of High Desert, $.001 par value per share (the "Common Stock");

WHEREAS Stockholder is also an officer and a director of High Desert; and

WHEREAS, Buyer desires to purchase, and Stockholder desires to sell, all of the Shares on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     "Barrick Royalty" means that 1% Net Smelter Returns Royalty described in that Royalty Assignment, Confirmation, Amendment and Restatement of Royalty Agreement among Barrick Bullfrog Inc., Barrick Goldstrike Mines Inc. and Royal Hal Co. (to whom High Desert is a successor-in-interest by merger) dated as of November 30, 1995.

"Billson/Houghton Settlement Agreement" shall have the meaning set forth in the definition of Stockholder Agreement below.

     "Books and Records" shall mean all books and records (including computerized books and records) related to High Desert, the High Desert Merger Subsidiaries and the Subsidiaries and their respective assets, including all contracts, title and environmental information, stock ledgers, minute books, books, records (including Tax Returns and other Tax related information), documents, communications, items and matters (including computer programs and data).

"Buyer Indemnitees" shall have the meaning set forth in Section 7.1.

"Closing" shall have the meaning set forth in Section 2.2.

"Closing Date" shall have the meaning set forth in Section 2.2.
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"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the Recitals.

"Confidentiality Agreement" shall mean the Confidentiality Agreement, effective September 17, 2002, by and between Stockholder and Buyer.

     "Equity Interests" shall mean phantom stock plans, stock appreciation rights, rights of first refusal, options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, or agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of High Desert.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exploration Agreements" shall mean those exploration agreements, option agreements, joint venture agreements and other agreements to which High Desert or any of its Subsidiaries is a party and under which any of them has or may have obligations to make payments to third parties or incur expenditures with respect to exploration, development or mining activities.

     "Governmental Entity" shall mean any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency of the United States or Canada or any state, province, county, municipality or other political subdivision thereof.

"High Desert" shall have the meaning set forth in the Recitals.

     "High Desert Financial Statements" shall mean the audited financial statements of High Desert as of and for the years ended December 31, 1998, 1999, 2000, 2001, and the unaudited financial statements of High Desert as of and for the quarter ended June 30, 2002.

     "High Desert Merger Subsidiaries" shall mean Royal Hal Co., formerly a Delaware corporation, SLH Co., formerly a Delaware corporation, and Gold Trend Development, Inc., formerly a Delaware corporation, each of which was merged into High Desert effective September 16, 1997.

"Indemnifiable Costs" shall have the meaning set forth in Section 7.1.

"Liens" means any mortgage, pledge, security interest, encumbrance, lien, charge or restriction of any kind whatsoever.

"Maximum Liability Amount" shall have the meaning set forth in Section 7.1.

"Merger" shall have the meaning set forth in Section 5.6.

"Merger Sub" shall have the meaning set forth in Section 5.6.

"Newmont Royalty" means the interest owned by High Desert as defined in that Carried Interest and Operating Agreement between Newmont Gold Company and High Desert dated as of May 3, 1999.
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"Person" shall mean any corporation, partnership, person, trust, foundation or any other entity or group.

     "Properties" shall mean (a) all of the patented and unpatented mining claims and millsites, and all of the fee surface and minerals owned by High Desert or any of its Subsidiaries, or any interest therein held by High Desert or any of its Subsidiaries pursuant to the Exploration Agreements, including all easements, rights-of-way, water rights and other rights appurtenant thereto, and (b) High Desert's interest in the Newmont Royalty, the Barrick Royalty, and any other royalty interests owned by High Desert.

"Purchase Price" shall have the meaning set forth in Section 2.1.

"Royal Gold Financial Statements" shall mean the financial statements of Buyer as of and for the fiscal years ending June 30, 1998, 1999, 2000, 2001 and 2002.

"Royal Gold Stock" shall have the meaning set forth in Section 2.1.

"Royalties" means the Barrick Royalty and the Newmont Royalty.

"Securities Act" means the Securities Act of 1933, as amended.

"Share Exchange" shall have the meaning set forth in Section 5.6(b).

"Share Exchange/Merger" shall have the meaning set forth in Section 5.6(b).

"Shares" shall have the meaning set forth in the Recitals.

     "Stockholder Agreement" shall mean any lease, license, contract, agreement or other instrument or obligation providing for payments to or by the Stockholder to which the Stockholder is a party or by which the Stockholder or any of her properties or assets (including the Shares) is bound or affected, including, without limitation, that Confidential Settlement Agreement and Mutual Release dated effective April 25, 2001 among the Stockholder and the Billson/Houghton Parties, as amended (the "Billson/Houghton Settlement Agreement").

"Stockholder Indemnitees" shall have the meaning set forth in Section 7.2.

     "Subsidiaries" means the following wholly-owned subsidiaries of High Desert: Gold Ventures, Inc., a Nevada corporation, High Desert Geological Services, Inc., a Nevada corporation, and DFH Co. of Nevada, a Nevada corporation.

     "Tax Return" shall mean any return, report, document, declaration or other information or filing (including any related or supporting information) filed or required to be filed with any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, Nevada net proceeds, withholding, employment, social security, Medicare, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and

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charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such terms shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

"TSX-V" shall have the meaning set forth in Section 5.2.

ARTICLE II SALE AND TRANSFER OF SHARES; CLOSING

           (a)   Shares. Subject to the terms and conditions of this Agreement, and in particular the provisions of Section 8.1, at the Closing, Stockholder shall transfer the Shares to Buyer, and, in exchange therefor, Buyer shall transfer to the Stockholder 1,412,229 shares of Buyer's common stock, $.01 par value per share (the "Royal Gold Stock"), and $200,000 in cash. The aggregate purchase price for the Shares shall be $24,391,489 (the "Purchase Price"), determined as provided in this Section. For purposes of this Section, the Royal Gold Stock transferred to Stockholder shall be valued at $17.13 per share.

     2.2   Closing. The purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, on November 15, 2002, or at such other time and place as the parties may agree (the "Closing Date").

2.3 Closing Obligations. At the Closing:

(a) The Stockholder will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii) a certificate executed by the Stockholder stating that each of the representations and warranties of the Stockholder in this Agreement is accurate in all material respects as of the Closing Date;

(iii) an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code; and

(iv) a proxy allowing Buyer to vote her Shares with respect to any matters that call for a vote of High Desert shareholders as of a record date prior to the Closing Date.

(b) Buyer will deliver to the Stockholder:

(i) the cash portion, if any, of the Purchase Price, by wire transfer of immediately available funds;
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(ii) one or more stock certificates registered in the name of the Stockholder for the Royal Gold Stock, which will be duly registered and freely tradable, accompanied by a prospectus supplement;

(iii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date;

(iv) an opinion of counsel for Buyer in the form of Exhibit A attached hereto and incorporated herein by reference; and

(v) a letter from Buyer's stock transfer agent confirming that upon receipt of an opinion in the form of Exhibit C (if required) it will transfer any or all of the Royal Gold Stock.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Stockholder hereby represents and warrants to Buyer as follows:

     3.1   Ownership of Stock. The Shares are owned by the Stockholder free and clear of all liens, claims, charges or encumbrances (including direct or indirect collateralization agreements), and represent the entire and beneficial ownership interest of Stockholder in High Desert. Upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to such Shares free and clear of all Liens. There are no statutory or contractual preemptive rights or rights of first refusal with respect to the sale of the Shares hereunder. The Stockholder has not violated any U.S. or Canadian federal, state or provincial securities laws in connection with the offer and sale of the Shares, and the offer and sale of the Shares hereunder do not require registration under any applicable U.S. or Canadian securities laws. Except as set forth on Schedule 3.1, there are no agreements between Stockholder and any other Person, including any High Desert stockholder, with respect to the voting or transfer of High Desert's capital stock or with respect to any other aspect of High Desert's affairs. Except for the transactions contemplated by this Agreement, there are no outstanding Equity Interests obligating Stockholder to transfer or sell or cause to be transferred or sold any present or future interest in any shares of capital stock of, or other equity interest in, High Desert, or securities convertible into or exchangeable for such shares or equity interests, or obligations of Stockholder to grant, extend or enter into any option, warrant, call, subscription or other right, or convertible security, or agreement, arrangement or commitment for any Equity Interests. The Stockholder has no outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of the capital stock or other Equity Interests of High Desert.

     3.2   Authorization, etc. The Stockholder has the requisite power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency,

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reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Stockholder does not have knowledge of any facts or circumstances currently existing which would give rise to such equitable defenses.

     3.3   No Approvals or Conflicts. Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby or thereby nor compliance by the Stockholder with any of the provisions hereof or thereof will (a) except as set forth on Schedule 3.3, require the Stockholder to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity or any other Person, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Stockholder Agreement or result in the creation of any lien upon the Stockholder's capital stock or assets or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

     3.4   Litigation. Except as set forth in Schedule 3.4, there are no claims, actions, proceedings or investigations pending or, to the Stockholder's actual knowledge, threatened before any court or governmental regulatory authority or body (a) against or involving the Stockholder in her capacity as a stockholder, officer or director of High Desert or any of its Subsidiaries or the High Desert Merger Subsidiaries, or (b) which could have a material adverse effect on the Stockholder or her ability to consummate the transactions contemplated hereby.

3.5 Relationships with High Desert.

           (a)   Schedule 3.5(a) sets forth (i) all dividends or other distributions payable in cash, stock or property received by the Stockholder from High Desert with respect to her capital stock between January 1, 1998 and the date hereof, including all stock, stock options, warrants and securities convertible into or exchangeable for Equity Interests, and the consideration paid in respect of such issuances during such period, (ii) all other Equity Interests or rights of any kind to acquire any shares of capital stock of any class of High Desert held by the Stockholder, (iii) all sales of Common Stock or other Equity Interests from the Stockholder to High Desert during such period, and the consideration paid in connection with such redemption or repurchase; (iv) all compensation paid by High Desert to the Stockholder under any employment, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement during such period; and (v) all employment or severance agreements between Stockholder and High Desert.

           (b)   Schedule 3.5(b) sets forth all contractual arrangements between High Desert and the Stockholder between January 1, 1998 and the date hereof, including all contracts for the transfer, lease, license, purchase, sale, mortgage, pledge, disposal, or encumbrance of any material properties, or assets and the consideration paid therefor. Stockholder is not in default

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under any such contract, and the Stockholder is not aware of any default by High Desert in respect of any such contract

           (c)   Schedule 3.5(c) sets forth a description of any material insurance policy maintained by High Desert on the life or for the benefit of the Stockholder naming High Desert or the Stockholder as a beneficiary or a loss payable payee.

     3.6   Subsidiaries. Each of the High Desert Merger Subsidiaries was merged into High Desert effective September 16, 1997, pursuant to the terms of the Agreement and Plan of Merger (as amended) described on Schedule 3.6. There were no other agreements related to that merger other than as described on Schedule 3.6. Pursuant to that merger, High Desert became the owner of all of the properties and assets, including the Royalties, of the High Desert Merger Subsidiaries.

     3.7   Title to Assets. No third party has made any assertion to Stockholder that High Desert owns anything other than good title to the Royalties, free and clear of all Liens or other claims of third parties. Stockholder has not pledged, conveyed or otherwise assigned (or agreed to pledge, convey or otherwise assign or to cause High Desert or any of its Subsidiaries to pledge, convey or otherwise assign) any interest in either the Newmont Royalty or Barrick Royalty to any third party. With respect to the unpatented mining claims and millsites and fee surface and minerals comprising a portion of the Properties, Stockholder represents and warrants that she has not pledged, conveyed or otherwise assigned (or agreed to pledge, convey or otherwise assign or to cause High Desert or any of its Subsidiaries to pledge, convey or otherwise assign) any interest in the Properties to any third party, except as provided in the Billson/Houghton Settlement Agreement.

     3.8   Liabilities. High Desert does not have any obligation or liability to the Stockholder, and the Stockholder does not have any obligation or liability to High Desert (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, other than liabilities and obligations disclosed in Schedule 3.8.

     3.9   Agreements. The Billson/Houghton Settlement Agreement is the only agreement pursuant to which (a) Stockholder has granted to any third party any royalty, net profits or net proceeds interest, production payment or other burden on production affecting the Properties, (b) Stockholder has granted or agreed to cause High Desert or any of its Subsidiaries to grant to any third party the right to acquire any such royalty, net profits or net proceeds interest, production payment or other burden or production, or (c) Stockholder has agreed or agreed to cause High Desert or any of its Subsidiaries to sell, transfer, assign, pledge or otherwise hypothecate any Equity Interests or any interest in any of the Exploration Agreements or the Properties covered thereby. The Stockholder has performed all of her material obligations under the Billson/Houghton Settlement Agreement and is not in default under any of the material terms and conditions of the Billson/Houghton Settlement Agreement. There are no payments of cash that would be owed to the Billson/Houghton Parties under Section 4(c)(ii) of the Billson/Houghton Settlement Agreement, and during the period between the effective date of the Billson/Houghton Settlement Agreement and the Closing, the only consideration received by Stockholder or High Desert or any of its Subsidiaries in connection with the sale of any Specified

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Property (as defined in the Billson/Houghton Settlement Agreement) was in the form of royalty interests.

     3.10   Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

     3.11   Employee Benefit Plans. Except as set forth on Schedule 3.11, the Stockholder is not a beneficiary under any pension, profit-sharing, option, medical, life, health or other employee benefit plan of High Desert.

     3.12   Disclosure. None of the statements, representations or warranties made by the Stockholder in this Agreement or in any schedule or certificate delivered pursuant to this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

3.13 Residency. Stockholder is a resident of the United States for U.S. federal income tax purposes.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholder as follows:

4.1 Authorization, etc.

           (a)   Buyer has full corporate power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby, and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Buyer does not have knowledge of any facts or circumstances currently existing which would give rise to such equitable defenses.

           (b)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby.

     4.2   No Approvals or Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) except as set forth on Schedule 4.2, require any filing with, or permit, authorization, consent or approval of, any

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Governmental Entity or any other Person, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

     4.3   Litigation. There are no claims, actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer before any court or governmental or regulatory authority or body which could have a material adverse effect on Buyer or on Buyer's ability to consummate the transactions contemplated hereby.

     4.4   No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

4.5 Royal Gold Financial Statements.

           (a)   The Royal Gold Financial Statements attached hereto as Schedule 4.5(a) are true, correct, complete and accurate in all material respects and present fairly the financial position and results of operations of Buyer, as at the dates and for the periods indicated, in accordance with U.S. generally accepted accounting principles consistently applied, and have been prepared in all material respects in compliance with Regulation S-X promulgated under the Securities Act.

           (b)   Except as set forth on Schedule 4.5(b), since June 30, 2002 (i) there has been no material adverse change in the results of operations or financial condition of Buyer, (ii) there has been no change in the capitalization of Buyer, (iii) Buyer has not disposed of any material amount of assets, and (iv) Buyer has conducted its business only in the ordinary course, consistent with the manner in which such business was conducted prior to that date.

     4.6   Capitalization. The authorized capitalization of Buyer consists of 50,000,000 shares, consisting of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, $.01 par value per share, of which 500,000 shares of preferred stock are designated "Series A Junior Participating Preferred Stock." As of October 24, 2002, there were 19,057,608 issued and outstanding shares of Royal Gold Stock and no issued and outstanding shares of preferred stock. All of the outstanding shares of Royal Gold Stock are fully paid and non-assessable and were not issued in violation of, or subject to, any preemptive rights.

     4.7   Shares To Be Issued. The shares of Royal Gold Stock to be issued to Stockholder pursuant to this Agreement have been duly authorized and when issued in accordance with this Agreement will be duly and validly issued shares of Buyer, fully paid and non-assessable. The shares of Royal Gold Stock, upon issuance, will be duly registered and freely tradable in the public market, subject to no restrictions on transfer under the Securities Act.

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4.8 Charter and Bylaws. The copy of Buyer's certificate of incorporation and bylaws attached hereto as Schedule 4.8 are complete and accurate as of the date of this Agreement.

     4.9   Disclosure. No representations or warranties by Buyer in this Agreement and no statement contained in the Form 10-K for the year ended June 30, 2002 filed by Buyer pursuant to the Exchange Act or in Registration Statement No. 333-3705, declared effective by the Securities and Exchange Commission on August 9, 1996, as amended by a prospectus supplement describing this Agreement and the transactions contemplated hereunder (including, without limitation, documents incorporated by reference in the Registration Statement), or in any certificate furnished or to be furnished by Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.10 Residency. Buyer is a domestic United States corporation.

ARTICLE V COVENANTS AND AGREEMENTS

     5.1   Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Stockholder and the proper officers and directors of Buyer shall use their reasonable efforts to take, or cause to be taken, all such necessary actions.

     5.2   Governmental Filings. The Stockholder shall file with all Governmental Entities in the U.S. or Canada, including, if required, the TSX Venture Exchange ("TSX-V"), all documentation as shall be required to be filed by the Stockholder in order to obtain any necessary approvals for the transfer of the Shares contemplated hereunder. Buyer shall cooperate in responding to any inquiries from TSX-V in order to obtain such approvals.

     5.3   Prospectus Supplement. As soon as practicable following the date hereof, Buyer shall prepare a prospectus supplement or post-effective amendment to Registration Statement No. 333-3705 describing the transactions contemplated by this Agreement, including, to the extent required, pro forma financial statements showing the combined results of Buyer and High Desert. Buyer shall respond to, and the Stockholder shall use her reasonable efforts to assist High Desert in responding to, any inquiries from the Securities and Exchange Commission, and Buyer shall take all action required in order to ensure that the Royal Gold Stock, when delivered to the Stockholder at the Closing, will be freely tradeable without restriction under the Securities Act.

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     5.4   Access to Books and Records. From and after the date hereof until the Closing, the Stockholder shall use her reasonable efforts, and her position as an officer and director of High Desert, to afford to Buyer and Buyer's accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all Books and Records within High Desert's or the Stockholder's possession or control, and shall use her reasonable efforts to cause persons or firms possessing relevant items or information to give similar access. Items or information may be requested under this Section 5.4 only for a legitimate business purpose including, without limitation, audit, accounting, claims, due diligence, actions, proceedings, investigations, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, but not for competitive purposes.

5.5 Confidentiality.

(a) Prior to and through the Closing Date:

                 (i)   Buyer agrees to treat all data, reports, records and other information developed or made available to it by the Stockholder under this Agreement and applicable to High Desert or the Stockholder as confidential in accordance with and subject to the terms of the Confidentiality Agreement, which the parties hereby agree shall terminate on the Closing Date (notwithstanding any language to the contrary in the Confidentiality Agreement).

                 (ii)  The Stockholder agrees to treat all data, reports, records and other information developed or made available to her by Buyer under this Agreement and applicable to Buyer as confidential, and unless she is required by any law, rule, regulation, or order to disclose any of such information, information shall not be disclosed to any person (other than attorneys, accountants and consultants assisting with the transactions contemplated by this Agreement) without the prior written consent of Buyer, which consent shall not be unreasonably withheld. In the event such consent is granted, the third party receiving or reviewing such information shall be required by the Stockholder to execute a written confidentiality agreement acceptable in form and substance to the other party prior to such disclosure.

                 (iii)  Disclosure of information relating to this Agreement or High Desert may be made by (x) the Stockholder to High Desert and (y) either party if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by either party of information relating to this Agreement or High Desert shall be made only on the basis of agreed texts upon the prior written consent of the other party, which consent shall not be unreasonably withheld. Each of the parties agree that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentences, give the other party written notice of the text of the proposed report and provide that party with the opportunity to object to the form and content thereof before the same is issued. The party receiving the notice shall respond within forty-eight hours of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

(b) Upon Closing and thereafter, the Stockholder agrees that she will not disclose, and will cause her agents not to disclose to any Person any information concerning
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High Desert or this Agreement, unless such disclosure is required by any applicable law, rule or regulation or in connection with the enforcement of her rights under this Agreement.

5.6 Merger Following Share Exchange.

           (a)   Subsequent to the Closing, whether Buyer has purchased the Shares pursuant to a Share Exchange (as defined in Section 5.6(b) (below)) or otherwise, as soon as practicable following the Closing, Buyer shall offer to acquire the remaining outstanding shares of stock of High Desert, by way of the Merger described in Section 5.6(b) or otherwise. Buyer's offer shall be for consideration that is at least equal in value to the consideration received by the Stockholder for the Shares

           (b)   If the allocation of the Purchase Price pursuant to Section 2.1 or Section 8.1(c) results in the Stockholder receiving Royal Gold Stock having a fair market value equal to 87% or more of the Purchase Price valuing the Royal Gold Stock component thereof at fair market value (referred to hereinafter as the "Share Exchange"), then as soon as practicable following the Closing, Buyer shall use its reasonable best efforts to cause a special purpose subsidiary of Buyer organized solely to effectuate the transaction described in this Section 5.6(b) ("Merger Sub") to merge with and into High Desert (the "Merger"), on terms such that (i) High Desert will survive the Merger and (ii) to the extent it is within the control of Buyer, the Share Exchange and Merger, considered together as a single, integrated transaction (the "Share Exchange/Merger"), will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code. Upon the request of either party at the Closing, Buyer and the Stockholder agree to execute such tax representations as are set forth on Exhibits B-1 and B-2 attached hereto and incorporated herein by reference; provided that if the Purchase Price includes cash, the form of such representations shall be appropriately modified as reasonably agreed by the Stockholder and Buyer. For purposes of this Section 5.6(b), any failure of the Share Exchange/Merger to qualify as a reorganization within the meaning of Section 368(a)(2)(E) will be within the control of the Buyer if such failure results from an act or omission of Buyer other than any act or omission contemplated by this Agreement or any other agreement between Stockholder and Buyer, provided that Buyer shall not be liable for any failure of the Share Exchange/Merger to qualify as a reorganization as a result of the nature of the historical business activities of Buyer or High Desert or its Subsidiaries.

           (c)   In connection with the Share Exchange/Merger, the Stockholder represents that (i) to Stockholder's knowledge, Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by High Desert immediately prior to the Share Exchange/Merger and (ii) the Stockholder is not aware of any circumstance that would cause the Share Exchange/Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code. For purposes of determining the percentage of High Desert's net and gross assets acquired in the Share Exchange/Merger, the following assets will be treated as property held immediately prior, but not subsequent, to the Share Exchange/Merger: assets used by High Desert at any time through the Closing Date (A) to pay expenses that are directly related to the Share Exchange, and (B) to make distributions, redemptions or other payments in respect of the High Desert common stock or rights to acquire such stock that are made in contemplation of the Share Exchange/Merger or related thereto.

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           (d)   Buyer and the Stockholder will treat the Share Exchange/Merger as a reorganization within the meaning of Section 368(a) of the Code; they will file Tax Return statements in accordance with Treas. Reg. Section 1.368-3 that are consistent with such treatment; and they will not take any Tax Return position that is inconsistent with such treatment.

     5.7   Conduct of Business After Execution of Agreement. After the execution hereof, until the Closing of this Agreement, subject to applicable law, the Stockholder in her capacity as an officer and director of High Desert shall not take any action, including the execution of any contractual obligation or agreement voting in favor of any director resolution, that would cause High Desert or any of its Subsidiaries to take any action inconsistent with its ordinary course activities prior to the date hereof, or that would have any adverse effect on the assets of High Desert or any of its Subsidiaries.

     5.8   Obligations Under Billson/Houghton Settlement Agreement. The Stockholder and Buyer hereby agree that at the Closing, Stockholder shall assign the Billson/Houghton Settlement Agreement to Buyer pursuant to an assignment and assumption agreement mutually agreeable to the parties. The Stockholder and Buyer further agree that pursuant to that assignment and assumption agreement, Buyer shall assume only those obligations of the Stockholder that are set forth in Sections 4(c)(i), 4(e), 4(f) and 4(g) of the Billson/Houghton Settlement Agreement, and the Stockholder shall retain the obligations set forth in Sections 4(c)(ii), 4(i), 6(a), 6(b) and 6(c) of the Billson/Houghton Agreement and indemnify, defend and hold Buyer and its successors and assigns harmless from and against any Indemnifiable Costs they may incur or sustain arising out of Stockholder's failure to perform those obligations.

     5.9   Sale of Shares Following the Closing. If requested in writing by the Stockholder with respect to any proposed sale of Shares on a public market by Stockholder at such time as the Stockholder owns more than 5% of the issued and outstanding shares of Buyer, Buyer shall cause, within one business day of receiving the request, Davis Graham & Stubbs LLP (or any successor as outside securities counsel to Buyer) to issue a legal opinion in the form of the opinion attached as Exhibit C to this Agreement, addressed to the Stockholder, Buyer and the transfer agent of Buyer; and to deliver the manually signed opinion (a facsimile copy being acceptable for such delivery) to each of these addressees. This obligation is subject to the Stockholder's providing Buyer, together with any written request for such an opinion, a manually signed copy (a facsimile copy being acceptable) of the representation certificate attached as Exhibit A to such form of opinion for use by such counsel in giving the opinion.

ARTICLE VI CONDITIONS

     6.1   Conditions to the Obligations of Each Party. The obligations of the Stockholder, on the one hand, and Buyer, on the other hand, to consummate the purchase and sale of Shares are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the condition that no U.S. or Canadian court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any

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statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby, and no such action shall be pending.

     6.2   Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the purchase of Shares contemplated hereby are subject to the satisfaction (or waiver by Buyer) of the following further conditions:

           (a)   the representations and warranties of the Stockholder shall have been true and accurate in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made at and as of such time;

(b) the Stockholder shall have performed her obligations hereunder required to be performed by her at or prior to the Closing;

           (c)   all actions by or in respect of or filings with any Governmental Entity, agency, official, or authority required to permit the consummation of the purchase of Shares contemplated hereby, including, if required, approval by TSX-V of the transfer of the Shares, and all consents and approvals by third parties that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions, or modification of, any instrument, contract, lease, license or other agreement to which High Desert or any of its Subsidiaries is a party (in each case on terms and conditions reasonably satisfactory to Buyer) shall have been obtained;

           (d)   the Stockholder shall have delivered to Buyer certificates representing the Shares; provided, however, that Buyer and the Stockholder acknowledge and agree that the Stockholder has been unable to locate two stock certificates, stock certificate no. 2933, issued on February 10, 1999 representing 85,000 Shares, and stock certificate no. 4048, issued on January 18, 2002, representing 23,419 Shares, and if the Stockholder has not obtained substitute certificates for those shares on or prior to the Closing, the parties shall proceed with the Closing, but 3,101 shares of Royal Gold Stock will be held in escrow by Davis, Graham & Stubbs LLP (the "Escrow Agent") to be released to Stockholder by the Escrow Agent upon receipt by the Escrow Agent of substitute stock certificates for those Shares.

           (e)   Buyer shall have concluded its due diligence investigation of the assets, business, properties and operations of High Desert and its Subsidiaries and the results thereof shall be satisfactory to Buyer in its sole discretion;

(f) since September 30, 2002, there shall have been no material adverse change with respect to the financial condition or results of operations of High Desert or any of its Subsidiaries; and

           (g)   the Stockholder shall have delivered the documents referred to in Sections 2.3(a)(iii) and (iv) and such other closing certificates and other documents as Buyer may reasonably request, including an estoppel certificate acceptable to Buyer in its sole discretion from the Billson/Houghton parties acknowledging that the Stockholder has performed all of her material obligations thereunder and confirming Buyer's understanding (as set forth in

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Section 5.8) as to which of the obligations of the Stockholder thereunder will be binding on Buyer going forward and which obligations shall remain the responsibility of Stockholder.

     6.3   Conditions to the Obligations of Stockholder. The obligations of the Stockholder to consummate the sale of Shares contemplated hereby are subject to the satisfaction (or waiver by Stockholder) of the following further conditions:

           (a)   the representations and warranties of Buyer shall have been true and accurate in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made at and as of such time;

(b) Buyer shall have performed all of the obligations hereunder required to be performed by it at or prior to the Closing;

           (c)   Buyer shall have delivered to the Stockholder the Purchase Price, including certificates of Royal Gold Stock, free of restrictive legend, and such Royal Gold Stock shall be duly registered and freely tradable;

           (d)   all actions by or in respect of or filings with any Governmental Entity, agency, official, or authority required to permit the consummation of the purchase of Shares contemplated hereby, and all consents and approvals by third parties that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions, or modification of, any instrument, contract, lease, license or other agreement to which Buyer is a party (in each case on terms and conditions reasonably satisfactory to the Stockholder) shall have been obtained;

(e) since June 30, 2002, there has been no material adverse change with respect to the financial condition, business, properties, assets or results of operations of Buyer; and

           (f)   Buyer shall have delivered the legal opinion referred to in Section 2.3(b)(iv), the letter from Buyer's transfer agent referred to in Section 2.3(b)(v), and such other closing certificates and other documents as the Stockholder may reasonably request, including an estoppel certificate acceptable to the Stockholder in her sole discretion from the Billson/Houghton parties acknowledging that the Stockholder has performed all of her obligations thereunder and confirming Stockholder's understanding (as set forth in Section 5.8) as to which of the obligations of the Stockholder thereunder will be binding on Buyer going forward (and will therefor no longer be deemed obligations of the Stockholder) and which obligations shall remain the responsibility of Stockholder.

ARTICLE VII INDEMNIFICATION OF BUYER AND THE STOCKHOLDER

7.1 Indemnification of Buyer. Stockholder agrees that following the Closing she will indemnify, defend and hold harmless Buyer and each officer, director, agent, stockholder,
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representative and affiliate of Buyer, including, without limitation, any successor of Buyer (collectively, the "Buyer Indemnitees") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Indemnifiable Costs"), which any of the Buyer Indemnitees may sustain, or to which any of the Buyer Indemnitees may be subjected, arising out of (i) any inaccuracy in any representation or the breach of any warranty of Stockholder under this Agreement, or (ii) any failure by the Stockholder to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement on her part to be performed or observed, whether before or after the Closing; provided, however, that Stockholder shall not have any obligation to indemnify any Buyer Indemnitee from and against any Indemnifiable Costs described in this sentence, until the Indemnifiable Costs exceed $300,000 but then from the first dollar of loss sustained, and provided further that the Stockholder shall have no liability for Indemnifiable Costs described in this sentence in excess of $2,400,000 of Indemnifiable Costs (the "Maximum Liability Amount"), except as expressly provided herein. The Stockholder shall (except as expressly provided herein) be responsible only for Indemnifiable Costs relating to claims with respect to which written claim for indemnification was given to Stockholder on or before the two-year anniversary date of the Closing Date. The indemnification remedy provided in this Section 7.1 shall be the exclusive remedy of the Buyer Indemnitees for any breaches and misrepresentations (whether in contract or in tort). Notwithstanding anything contained in this Agreement to the contrary, any claims relating to (x) breaches and misrepresentations with respect to Sections 3.1 (Ownership of Stock), 3.2 (Authorization), 3.3 (No Approvals or Conflicts), 3.9 (Agreements) or 3.10 (No Brokers' or Other Fees), (y) breaches of covenants or (z) any fraud (as contrasted to negligent misrepresentation) or intentional misrepresentation by the Stockholder (A) shall not be subject to the Maximum Liability Amount, (B) may be brought at any time within the applicable statute of limitations periods, even if notice for such claim for indemnification is given beyond the two-year anniversary of the Closing Date and (C) with respect to claims under (x), (y) and (z) above, Indemnifiable Costs shall not be required first to exceed $300,000 before the Stockholder shall be subject to liability for such costs.

     7.2   Indemnification of the Stockholder. Buyer agrees that following the Closing it will indemnify and save and hold the Stockholder and any successors of the Stockholder (collectively the "Stockholder Indemnitees") harmless from and against any Indemnifiable Costs (as defined above) which any of the Stockholder Indemnitees may sustain, or to which any of the Stockholder Indemnitees may be subjected, arising out of (i) any inaccuracy in any representation or the breach of any warranty of Buyer under this Agreement, or (ii) any failure by Buyer to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Buyer to be performed or observed whether before or after the Closing; provided, however, that (except as expressly provided herein) Buyer shall not have any obligation to indemnify any Stockholder Indemnitee from and against any Indemnifiable Costs described in clause (i) of this sentence until the Indemnifiable Costs exceed $300,000 but then from the first dollar of loss sustained, and provided further that Buyer shall have no liability for Indemnifiable Costs arising under clause (i) and described in this proviso in excess of the Maximum Liability Amount or for which claims with respect to which written claim for indemnification was given to Buyer after the two-year anniversary of the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, any claim with respect to Sections 4.1 (Authorization), 4.2 (No Approvals or Conflicts), 4.4 (No Brokers' or Other

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Fees), or 4.7 (Shares To Be Issued) or clause (ii) above hereof shall not be subject to the Maximum Liability Amount, shall not be required first to exceed $300,000 before Buyer shall be subject to liability for such costs and may be brought at any time within the applicable statute of limitations periods, even if notice for such claim for indemnification is given beyond the two-year anniversary of the Closing Date. The indemnification remedy provided in this Section 7.2 shall be the exclusive remedy of the Stockholder Indemnitees for any breaches and misrepresentations (whether in contract or in tort), except in the case of fraud (as contrasted to negligent misrepresentation) or intentional misrepresentation.

     7.3   Indemnification of Director. For a period of not less than six years from and after the Closing, Buyer agrees to cause High Desert (or Merger Sub, if it survives the Merger) to indemnify and hold harmless the Stockholder in her capacity as a director and officer of High Desert to the full extent directors and officers may be indemnified by High Desert pursuant to High Desert's Certificate of Incorporation and bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Closing and shall reimburse Stockholder for reasonable litigation expenses incurred by the Stockholder in connection with defending any action arising out of such acts or omissions, to the extent provided in High Desert's Certificate of Incorporation and bylaws and the General Corporation law of the State of Delaware. The indemnification obligation set forth in this Section 7.3 shall not apply to controversies between Stockholder and Buyer arising out of or pertaining to this Agreement.

7.4 Cooperation.

           (a)   Notice. The Stockholder and Buyer will give prompt written notice to the other of any assertion, claim or demand which Buyer or Stockholder discovers or of which notice is received after the Closing and which might give rise to a claim by Buyer against the Stockholder under Section 7.1 hereof, or by Stockholder against Buyer under Section 7.2 or 7.3 hereof, stating in reasonable detail the nature, basis and amount thereof; provided, however, that subject to the requirement that notice be given within the time periods set forth in Section 7.1, Section 7.2 and Section 7.3, the failure to give such notice shall not affect any claim for indemnification thereunder unless such failure to give notice materially and adversely affects the indemnifying party's ability to defend against such assertion, claim or demand.

           (b)   Claims. In case of any claim by a third party, any suit by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the indemnifying party may have liability under the indemnity provisions of Section 7.1, Section 7.2 or 7.3 hereof, the indemnifying party shall be entitled to participate therein, and to the extent desired by the indemnifying party, to assume the defense thereof, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless the indemnifying party does not actually assume the defense thereof following notice of such election or unless the indemnified party has defenses available to it that are different than, or in conflict with, those available to the indemnifying party. Buyer or the Stockholder shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and Buyer and the Stockholder will render to each other such assistance as may reasonably be required of each

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other in order to insure proper and adequate defense of any such suit, claim or proceeding. Buyer and the Stockholder will not make any settlement of any claim which might give rise to liability of the indemnifying party hereunder under the indemnity agreement contained in Section 7.1, Section 7.2 or 7.3 hereof without the consent of the other, which consent shall not be unreasonably withheld or delayed. If the indemnifying party shall desire and be able to effect a compromise or settlement of any such claim, which settlement or compromise shall fully and finally relieve the indemnified party of any liability in connection with such cause of action and claim and the indemnified party shall refuse to consent to or participate (to the extent it has liability for a portion of the Indemnifiable Costs) in such compromise or settlement, then the liability of the indemnifying party to the indemnified party with respect to settlement of such claim shall be limited to the lesser of the amount so offered in compromise or settlement or the Maximum Liability Amount provided under Section 7.1 or Section 7.2 (if the claim is brought under Section 7.1 or 7.2) and the indemnifying party shall have no continuing liability for attorney fees or litigation expenses of the indemnified party or obligation to defend the indemnified party thereafter if it pays over the amount of such indemnification to the indemnified party. If the indemnified party shall desire to and be able to effect a compromise or settlement of any liability, which compromise or settlement shall fully and finally relieve the indemnifying party of any liability in connection with such cause of action and claim (other than the payments called for by such compromise or settlement) and the indemnifying party shall refuse to consent, then, in addition to any other amounts for which the indemnifying party may be liable hereunder, the indemnifying party shall be liable for all Indemnifiable Costs incurred by the indemnified party in excess of the proposed compromise or settlement amount, without regard to the Maximum Liability Amount.

           (c)   Control of Defense; Exceptions, etc. Notwithstanding the provisions of Section 7.4(b): (i) the indemnified party will be entitled to participate in the defense of any claim and to employ counsel of its choice for such purpose at its own expense (provided that the indemnifying party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the indemnifying party effectively assumes control of such defense), and (ii) the indemnifying party will not be entitled to assume control of the defense of any such claim, and will pay the reasonable fees and expenses of legal counsel retained by the indemnified party, if:

           (A)   the indemnified party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the indemnified party and the indemnifying party in such proceeding;

(B) a court of competent jurisdiction rules that the indemnifying party has failed or is failing to prosecute or defend vigorously such claim;

           (C)   the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or the claim seeks injunctive or other equitable relief against the indemnified party; or

(D) the indemnifying party and the indemnified party shall jointly control the defense of any claim (and the indemnifying party will pay the reasonable fees
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and expenses of legal counsel retained by the indemnified party) in the event that the amount then in question in connection with such claim is greater than the Maximum Liability Amount (less any amount paid by the indemnifying party to that date).

ARTICLE VIII TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing

(a) by mutual consent of the Stockholder and Buyer;

           (b)   by either the Stockholder or Buyer if there has been a material misrepresentation or material breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement, or if events have occurred (that were not caused by any intentional action or inaction on the part of the terminating party) which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby; or

           (c)   by either the Stockholder or Buyer if the Closing hereunder has not been consummated by November 22, 2002, provided that, if a party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby, that party shall not be entitled to terminate pursuant to this Section 8.1. If neither the Stockholder nor Buyer elects to terminate this Agreement pursuant to this Section 8.1(c), and the parties proceed to a Closing subsequent to November 22, 2002, the parties agree that the Stockholder, notwithstanding the provisions of Section 2.1, unless the failure to close on or before November 22, 2002 is the result of the Stockholder's failure to use good faith efforts to satisfy the conditions to Closing set forth in Section 6.2, may elect, at any time up to ten business days prior to the rescheduled Closing (or on the date the parties agree to the rescheduled Closing if that date is less than ten business days prior to the rescheduled Closing), to receive the Purchase Price in any combination of Royal Gold Stock and/or cash, subject to the provisions of Section 5.6.

     8.2   Effect of Termination. In the event of termination of this Agreement by either the Stockholder or Buyer as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Buyer or the Stockholder, except for material willful breaches of and intentional misstatements in or pursuant to this Agreement prior to the time of such termination; provided, however, that the obligations of all parties pursuant to Section 5.5 shall survive notwithstanding the termination of this Agreement.

ARTICLE IX MISCELLANEOUS

     9.1   Fees and Expenses. Each party hereto shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. If any party hereto has retained a broker or finder in connection with the transactions contemplated herein, such party shall bear the fees and expenses of such broker or finder. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection

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with the transactions contemplated by this Agreement shall be paid by the Stockholder when due.

9.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

9.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     9.4   Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior consent of the other party hereto, except that Buyer may assign this Agreement and all or a portion of its rights hereunder to any affiliate, so long as the consideration payable to the Stockholder remains the same as the consideration set forth in this Agreement.

     9.5   Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing executed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     9.6   Survival of Representations and Warranties. The representations and warranties in this Agreement or in any disclosure schedule, instrument or other document delivered pursuant to this Agreement shall survive in accordance with Section 7.1 and Section 7.2 hereof.

     9.7   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to Buyer:

Royal Gold, Inc. 1660 Wynkoop, Suite 1000 Denver, Colorado 80202-1132 (facsimile) 303-595-9385 (telephone) 303-573-1660
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with a copy to:

Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 (facsimile) 303-893-1379 (telephone) 303-892-9400 Attention: Patricia Peterson

If to the Stockholder:

P. Lee Halavais 1112 River Street Elko, Nevada 89801 (facsimile) 775-753-4270 (telephone) 775-934-3630 with a copy to:

Holland & Hart LLP 8390 East Crescent Parkway Suite 400 Greenwood Village, Colorado 80111 (facsimile) 303-290-1606 (telephone) 303-290-1621 Attention: Paul Schlauch or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

     9.8   Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Use of the term "including" in the Agreement shall mean including, but not by way of limitation.

     9.9   Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto, including but not limited to the Confidentiality Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations, covenants or agreements except as specifically set forth herein or expressly required to be made pursuant hereto.

     9.10  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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9.11 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.12   Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     9.13  Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

9.14 Resolution of Disputes.

           (a)   Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in this Section 9.14. These procedures shall be the sole and exclusive process for the resolution of any such dispute. However, any party may initiate litigation to obtain a preliminary injunction or other provisional relief, pending the completion of the procedures set forth in this Section 9.14, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

           (b)   The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party's position and a summary of arguments supporting that position. Within 30 days after delivery of the disputing party's notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored. If the matter has not been resolved within 45 days after the disputing party's notice, or if the parties fail to meet within 30 days thereafter, either party may initiate mediation of the controversy as provided hereinafter.

           (c)   If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation. If the matter has not been resolved within 90 days after the disputing party's notice, or if the parties fail to initiate or complete mediation within such period, either party may initiate arbitration of the controversy as provided hereinafter.

           (d)   All negotiations held pursuant to subparagraphs (b) and (c) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

           (e)   Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof which has not been resolved by use of the processes set forth in Sections 9.14(b) and (c) shall be resolved by arbitration in accordance with the Rules of

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Commercial Arbitration of the American Arbitration Association. However, if one party has requested the other to participate in the processes set forth in Sections 9.14(b) and (c) and the other has failed to participate, the requesting party may initiate arbitration immediately. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Denver, Colorado. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

(f) All applicable statutes of limitation and defenses based upon the passage of time shall be deemed tolled while the procedures specified in this Section 9.14 are pending.

     9.15   Further Assurances. Each party hereto agrees that it shall take such actions and sign such documents reasonably requested by any other party hereto to enable such requesting party to enjoy the benefits conferred upon such party hereunder.

9.16 Submission to Jurisdiction; Waivers. Each of Buyer and Stockholder hereby irrevocably and unconditionally:

           (a)   submits for itself and its property in any legal action or proceeding relating to the enforcement of Section 9.14 of this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Colorado, the courts of the United States of America for the District of Colorado, and appellate courts from any of the foregoing;

           (b)   consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

           (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.7 hereof; and

           (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or, subject to Section 9.14 hereof, shall limit the right to sue in any other jurisdiction.

IN WITNESS WHEREOF, each of Buyer and Stockholder have caused this Share Exchange Agreement to be executed as of the day and year first above written.

STOCKHOLDER:

/s/ P. Lee Halavais P. Lee Halavais
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BUYER:

ROYAL GOLD, INC.

By: /s/ Stanley Dempsey Name: Stanley Dempsey Title: Chief Executive Officer and President

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SHARE EXCHANGE AGREEMENT

Schedule 3.1

SHARE EXCHANGE AGREEMENT

Schedule 3.3
2
SHARE EXCHANGE AGREEMENT

Schedule 3.4
3
SHARE EXCHANGE AGREEMENT

Schedule 3.5(a)
4
SHARE EXCHANGE AGREEMENT

Schedule 3.5(b)
5
SHARE EXCHANGE AGREEMENT

Schedule 3.5(c)
6
SHARE EXCHANGE AGREEMENT

Schedule 3.6
7
SHARE EXCHANGE AGREEMENT

Schedule 3.8
8
SHARE EXCHANGE AGREEMENT

Schedule 3.11
9
SHARE EXCHANGE AGREEMENT

Schedule 4.2

None.
10
SHARE EXCHANGE AGREEMENT

Schedule 4.5(a)

See Royal Gold Financial Statements attached.
11
SHARE EXCHANGE AGREEMENT

Schedule 4.5(b)

1. Sale of 500,000 shares of Royal Gold Stock to Acqua Wellington North American Equities Fund, Ltd. on July 11, 2002. (See attached press release).

2. Sale of 500,000 shares of Royal Gold Stock to Acqua Wellington North American Equities Fund, Ltd. on September 10, 2002. (See attached press release).
12
SHARE EXCHANGE AGREEMENT

Schedule 4.8

See Royal Gold Restated Certificate of Incorporation and Bylaws attached.
13
EXHIBIT A

EXHBIT B-1

EXHIBIT B-2

EXHIBIT C